Broker-Dealer Engagement Agreement - Reg A+ Tier 2

This agreement (together with the exhibits and schedules attached hereto, the "Agreement") is entered into by and between Tokenova Worldwide, lnc."Client"), a Nevada (state and form of organization), and Andes Capital Group, LLC, an Illinois limited liability company ("Andes"), a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of FINRA, SIPC, and MSRB, with its principal office at 205 W. Wacker Drive, Suite 610, Chicago, IL 60606. Client and Andes (each a "Party" and collectively the "Parties") agree to be bound by the terms of this Agreement, effective as of April 5, 2026 (the "Effective Date"):

Whereas, Andes is a registered broker-dealer providing services in the equity and debt securities markets, including offerings conducted under SEC exemptions such as Regulation D Rule 506(6), Rule 506(c), Regulation A+ (Tier 1 and Tier 2), Regulation Crowdfunding (Reg CF), and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A, Tier 2 (the "Offering"), with a maximum aggregate offering amount of $75,000,000; and

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Appointment, Term, and Termination

Client hereby engages and retains Andes to act as broker-dealer of record for the Offering and to provide the operations and compliance services listed below:

•	Act as broker-dealer of record for purposes of the Form 1-A filing with the SEC and the Rule 5110 filing with FINRA;
•	Provide introductions to, and coordination with, additional service providers engaged in connection with the Offering;
•	Assist with the use of an issuer-hosted Reg A+ raise website through which prospective and current investors may begin the onboarding process by entering their indication of interest, completing required investor information, and reviewing and executing offering documentation;
•	Perform Bad Actor due diligence pursuant to Rule 262 of Regulation A on Client and its covered persons;
•	Perform investor identity, AML, and OFAC screening as further described in Section 4.7;
•	Coordinate with Client's registered transfer agent;
•	Coordinate with Client's escrow agent regarding investor funds, if an escrow arrangement is used by Client;
•	Coordinate with Client's legal counsel; and
•	Provide other financial advisory services customary for similar transactions and as may be mutually agreed in writing by Andes and Client (collectively, the "Services").

This Agreement will commence on the Effective Date and remain in effect for a period of twelve (12) months, automatically renewing for successive twelve (12) month terms unless either Party provides written notice of non-renewal to the other Party at least sixty (60) days prior to the expiration of the then-current term. Notwithstanding the foregoing, this Agreement may be terminated: (i) upon sixty (60) days' written notice if either Party fails to perform or observe any material term, covenant, or condition of this Agreement and such failure remains uncured; (ii) upon written notice if any material representation or warranty made by either Party proves to have been incorrect in any material respect when made; (iii) immediately, to the extent necessary to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable; or (iv) upon thirty (30) days' written notice if either Party commences a voluntary proceeding seeking liquidation, reorganization, or other relief, is adjudged bankrupt or insolvent, has a final and unappealable order for relief entered against it under any bankruptcy, insolvency, or similar law, or executes a general assignment for the benefit of creditors. The remedies described in this Section are not exclusive of any other remedies available at law or in equity. Any delay or failure by a Party to exercise any right, power, remedy, or privilege shall not be construed as a waiver thereof. All terms of this Agreement that should reasonably survive termination shall so survive, including, without limitation, the indemnification obligations, the limitations of liability, the confidentiality obligations, and the obligation to pay Fees earned for Services provided prior to termination.

2.	Services

Andes will perform the Services described in Section 1 in connection with the Offering. The scope of Services shall not be expanded or modified except by the written agreement of the Parties.

3.	Compensation
3.1 Broker-Dealer of Record Fee. As compensation for the broker-dealer of record Services described in Section 1, Client shall pay Andes a fee equal to 1.0% of the aggregate gross proceeds raised in the Offering. This fee shall accrue only with respect to investor funds accepted by Client following FINRA Corporate Financing's issuance of a No Objections Letter for the Offering. Client authorizes Andes to deduct this fee directly from the Offering escrow or payment account at each closing. At 1.0%, the maximum compensation under this Section 3.1 is $750,000.

3.2  Investor Outreach (Placement) Fee. As compensation for investor outreach Services, pursuant to which Andes will introduce the Offering to its network of institutional and accredited investors, Client shall pay Andes a fee equal to 5.0% of the gross proceeds raised solely from investors directly introduced to the Offering by Andes or by any Selling Group Member (as defined in Section 4.10) and traceable to such introduction efforts (collectively, "Outreach-Sourced Proceeds"); provided, however, that the aggregate Outreach-Sourced Proceeds on which this fee is calculated shall be capped at $20,000,000, such that the aggregate compensation payable under this Section 3.2 (whether retained by Andes or reallowed to one or more Selling Group Members pursuant to Section 4.10) shall not exceed $1,000,000. The $1,000,000 cap set forth in this Section 3.2 is a single, shared cap covering both (i) fees retained by Andes for investors it directly introduces and (ii) any reallowance paid to Selling Group Members under Section 4.10 for investors they introduce; in no event shall Client's aggregate liability under this Section 3.2 (inclusive of reallowance to Selling Group Members) exceed $1,000,000. No fee shall be due under this Section 3.2 with respect to investors sourced by Client or by any other party other than Andes or a Selling Group Member. At 5.0%, the maximum compensation under this Section 3.2 is $1,000,000.

3.3   Onboarding and Consulting Fee. Client shall pay Andes a one-time onboarding and consulting fee of $7,500, payable in full upon execution of this Agreement. This fee covers Services provided by Andes in connection with the initial onboarding of the Offering, including coordination with third-party vendors and general advisory services regarding the Offering.

3.4   Maximum Compensation. Excluding pass-through expenses described in Section 4, the maximum aggregate compensation payable by Client under this Agreement (inclusive of any amounts reallowed by Andes to Selling Group Members pursuant to Section 4.10) is $1,757,500 (consisting of $750,000 for broker-dealer of record Services, $1,000,000 for investor outreach Services (shared between Andes and Selling Group Members as a single capped pool), and $7,500 for onboarding).

4.	Regulatory Compliance

4.1    General Compliance. Client and its third-party service providers shall at all times: (i) cooperate with reasonable requests of Andes relating to the performance of the Services and Andes' regulatory obligations; (ii) maintain all required registrations, licenses, and qualifications, including foreign qualification where necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Financing filing fee described below) necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with Andes' written supervisory procedures and policies as they relate to the Offering.

4.2   FINRA Filing Fee. The FINRA Corporate Financing filing fee for this $75,000,000 best-efforts Offering is $11,750 (calculated as 0.00015 of the maximum offering amount, plus $500), and shall be a pass-through expense reimbursed by Client to Andes prior to Andes' submission of the Rule 5110 filing to FINRA. Andes will remit this fee to FINRA on Client's behalf.

4.3 Sales Literature; FINRA Rule 2210.  All offering communications, sales literature, and retail communications used in connection with the Offering, whether prepared by Client, by Andes, or by any third party engaged by Client (including marketing agencies, video producers, and online platforms), shall be subject to review and approval by Andes prior to first use. Client shall not, and shall cause its agents not to, use, distribute, or publish any such communication without Andes' prior written approval. Andes shall be responsible for filing such communications with FINRA to the extent required under FINRA Rule 2210 and for maintaining the records required thereunder.

4.4  Testing the Waters. Client represents that all "testing the waters" communications used by Client prior to the Effective Date complied with Rule 255 under the Securities Act of 1933. Following the Effective Date, Client shall submit any proposed testing-the-waters or solicitation-of-interest materials to Andes for review and written approval prior to use.

4.5  Investor Acceptance and Suitability. Client and Andes shall share responsibility for review of documentation related to each subscription, but the ultimate decision to accept or reject any investor and any subscription rests with Client. Each investor shall be the customer of Client and not of Andes. To the extent any recommendation of the Offering is made by Andes to a retail customer (as defined in SEC Regulation Best Interest), such recommendation will be subject to Andes' Reg Bl obligations and written supervisory procedures.

4.6  Escrow. Although an escrow arrangement is not required for a Regulation A, Tier 2 offering, Andes recommends that investor funds be held with a qualified third-party escrow agent. If Client elects to use an escrow arrangement, the escrow agent shall be selected by Client and reasonably acceptable to Andes, and the arrangement shall comply with SEC Rule 1Sc2-4 to the extent applicable. Funds held in escrow shall be released only upon satisfaction of the conditions set forth in the escrow agreement and the Offering Circular.

4.7 AML/KYC.  Andes shall perform AML, KYC, and OFAC screening on each prospective investor in accordance with the Bank Secrecy Act, the USA PATRIOT Act, FinCEN regulations, and Andes' written AML program. Client shall reasonably cooperate with Andes in connection with such screening, including providing such information as Andes may request to satisfy its customer identification obligations.

4.8 Supervision. Each Party is responsible for supervising and training its own employees and registered representatives in connection with their respective functions under this Agreement.

4.9  Regulatory Notices. Each Party shall promptly notify the other concerning any material communication from any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the Offering, except where such notification is expressly prohibited by the applicable Governmental Authority.

4.10  Syndicate; Selling Group. Client hereby appoints Andes as the managing broker-dealer (the "Managing Broker-Dealer") for the Offering. In such capacity, Andes is authorized, in its discretion and subject to Client's prior written consent (not to be unreasonably withheld), to form, organize, and manage a syndicate of FINRA member broker-dealers (each, a "Selling Group Member" and collectively, the "Selling Group") to assist with the solicitation and sale of securities in the Offering. Each Selling Group Member shall be a broker-dealer in good standing, registered with the SEC and a member of FINRA, and shall be engaged pursuant to a written selling group agreement (a "Selling Group Agreement") executed by Andes, the applicable Selling Group Member, and (where required) Client. Each Selling Group Agreement shall, at a minimum: (i) require the Selling Group Member to comply with all applicable federal and state securities laws, FINRA rules (including Rule 2040, Rule 2111, Rule 2210, Rule 5110, and Regulation Best Interest), and Andes' written supervisory procedures applicable to the Offering; (ii) require the Selling Group Member to perform its own customer identification, AML, KYC, and OFAC screening with respect to investors it introduces, consistent with the Bank Secrecy Act, the USA PATRIOT Act, and FinCEN regulations; (iii) prohibit the Selling Group Member from using any offering communication, sales literature, or retail communication that has not been pre-approved in writing by Andes pursuant to Section 4.3; (iv) require the Selling Group Member to promptly remit all investor funds in compliance with SEC Rule 1Sc2-4; (v) include customary representations, indemnification, and termination provisions reasonably acceptable to Andes and Client; and (vi) provide that the Selling Group Member is acting as an independent contractor and not as an agent, partner, or joint venturer of Andes or Client. As compensation for their services, Selling Group Members shall be paid solely by reallowance from the Investor Outreach (Placement) Fee payable to Andes under Section 3.2, on terms set forth in the applicable Selling Group Agreement; such reallowance, together with the portion of the Section 3.2 fee retained by Andes, shall in no event exceed the $1,000,000 shared cap set forth in Section 3.2. No additional fee shall be payable by Client to any Selling Group Member, and the appointment of Selling Group Members shall not increase the maximum aggregate compensation payable by Client under Section 3.4. The form of Selling Group Agreement is attached hereto as Exhibit A. Andes shall be responsible for any required filings with FINRA with respect to the Selling Group and for supervising Selling Group Members to the extent required by applicable FINRA rules; provided, however, that each Selling Group Member shall remain responsible for the supervision of its own associated persons. Client's consent to any specific Selling Group Member or Selling Group Agreement shall not be deemed a waiver of any right or remedy under this Agreement, and Client shall have no obligation to accept any investor introduced by a Selling Group Member.

5.	Role of Andes

Client acknowledges and agrees that: (i) Andes makes no representation or warranty as to the merits, quality, or suitability of the Offering or any investment opportunity; (ii) Andes does not guarantee the performance of any investor, the Offering, or any party providing connectivity or technology to the Offering platform; (iii) Andes will use commercially reasonable efforts to perform the Services in accordance with this Agreement; (iv) Andes is not acting as an investment adviser, does not provide investment advice, and does not recommend specific securities transactions to Client; and (v) the display of data or other information about the Offering does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any transaction. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employer-employee relationship between the Parties.

6.	Client Representations and Warranties

Client represents and warrants to Andes that, as of the Effective Date and at each closing of the Offering:

(a) Client is duly organized, validly existing, and in good standing under the laws of its state of organization, with full power and authority to enter into and perform this Agreement; (b) the execution, delivery, and performance of this Agreement have been duly authorized and do not violate Client's organizational documents or any agreement, judgment, or law applicable to Client; (c) the Offering Statement (Form 1-A) and Offering Circular, when qualified by the SEC, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (d) neither Client nor any of its covered persons is subject to any disqualifying event under Rule 262 of Regulation A; and (e) Client has disclosed, and will continue to disclose, to Andes all material facts and information necessary for Andes to perform the Services and to satisfy its regulatory obligations.

7.	Indemnification
7.1	Client agrees to indemnify, defend, and hold harmless Andes and each of its principals, members, managers, officers, employees, registered representatives, affiliates, and agents from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable attorneys' and accountants' fees and the costs of investigating any related action or proceeding) arising out of or based upon (i) Client's bad faith, gross negligence, or willful misconduct, (ii) any material misstatement or omission in the Offering Statement, Offering Circular, or any sales literature prepared or approved by Client, or (iii) Client's breach of this Agreement.
7.2	Andes agrees to indemnify, defend, and hold harmless Client and its principals, shareholders, members, managers, directors, officers, employees, affiliates, and agents from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable attorneys' and accountants' fees and the costs of investigating any related action or proceeding) arising out of or based upon Andes' bad faith, fraud, gross negligence, willful misconduct, or breach of this Agreement.

7.3  The indemnification obligations set forth in this Section 7 shall survive the termination or expiration of this Agreement.

8.	Confidentiality

"Confidential Information" means any information disclosed by one Party (the "disclosing party") to the other (the "receiving party"), directly or indirectly, in writing, orally, or by inspection of tangible objects, including without limitation announced and unannounced products, business plans and strategies, financial data and analysis, customer names and lists, customer data, funding sources, and strategies involving strategic business combinations, in each case that is conspicuously marked as confidential or that, by its nature, would reasonably be understood to be confidential. The receiving party agrees not to disclose Confidential Information to any third party except to its officers, directors, employees, partners, and advisors (including legal counsel, consultants, accountants, and financial advisors) who have a need to know and are bound by confidentiality obligations no less protective than those set forth herein (collectively, "Representatives"). Confidential Information does not include information that (a) is or becomes publicly available through no fault of the receiving party, (b) was known to the receiving party prior to disclosure, (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information, or (d) is required to be disclosed by law, regulation, or order of a court or regulatory authority, provided that the receiving party gives the disclosing party prompt written notice (where legally permitted) of such required disclosure.

9.	Legal

Each provision of this Agreement is severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remaining provisions. This Agreement is not intended to and does not confer any rights upon any shareholder of Client or, except as expressly provided herein, any other person. The provisions of this Agreement shall be binding upon Client and its successors and permitted assigns. Nothing herein shall be construed as creating a fiduciary relationship between the Parties. No term or provision of this Agreement may be amended, discharged, or modified except in writing signed by both Parties.

Each of Andes and Client, on its own behalf and (to the extent permitted by applicable law) on behalf of its shareholders, members, and other equity holders, hereby waives all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort, or otherwise) related to or arising out of the engagement of Andes pursuant to, or the performance by Andes of, the Services contemplated by this Agreement.

Pursuant to the requirements of the USA PATRIOT Act and other applicable laws, Andes is required to obtain, verify, and record information that identifies Client, including the name and address of Client and other information that will allow Andes to identify Client.

10.	Miscellaneous

10.1   Dispute Resolution. Any dispute or controversy between the Parties relating to or arising out of this Agreement shall be settled by arbitration administered by FINRA's Office of Dispute Resolution under FINRA's applicable arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The reasonable attorneys' fees and costs of the prevailing Party shall be borne by the non-prevailing Party as determined by the arbitrator(s).

10.2   Non-Exclusive. This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in other business activities.

10.3    Assignment. This Agreement shall be binding upon the successors, assigns, and permitted transferees of each Party. Neither Party may assign this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement, without consent, to any person or entity that acquires all or substantially all of its business or assets, or to any subsidiary or affiliate under common control.

10.4    Publicity. Neither Party shall, without the prior written approval of the other Party, place any advertisement or public communication that references the other Party. The Parties shall cooperate to authorize and approve co-branded notifications and investor-facing communications. Notwithstanding the foregoing, Andes may reference any transaction completed during the term of this Agreement in its tombstone, marketing, and credentials materials, provided that no Confidential Information or personal data is disclosed.

10.5  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) one (1) business day after deposit with a nationally recognized overnight courier, or (iii) when sent by email with confirmation of receipt, in each case to the addresses set forth on the signature page or to such other address as a Party may designate by written notice.

10.6   GOVERNING LAW. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY QUESTIONS ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT-OF-LAW PRINCIPLES. The language used in this Agreement shall be deemed the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

10.7 Entire Agreement. This Agreement, together with its exhibits and schedules, sets forth the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating thereto.

10.8 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, by facsimile or electronic means (including DocuSign or comparable e-signature platforms), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TOKENOVA WORLDWIDE:

Tokenova Worldwide,lnc. 6555 Sanger Road

Orlando, FL 32827

Print Name: Max W. Hooper

Title: CEO Managing Director

ANDES:

Andes Capital Group, LLC

205 W. Wacker Drive, Suite 610

Chicago, IL 60606

Print Name: Curtis Spears

Title: President & Chief Compliance Officer

Date: 6/2/2026

Date: 06/02/2026

Email: max@tokenovaworldwide.com Email: cspears@andescap.com

EXHIBIT A

FORM OF SELLING GROUP AGREEMENT

This Selling Group Agreement (this "SGA") is entered into as of ,20(_the "Effective Date"), by and among Andes Capital Group, LLC, an Illinois limited liability company ("Andes" or the "Managing Broker-Dealer"), _, a ("Selling Group Member" or "SGM"), and, solely for purposes of Sections 4, 9, and 11, ("Issuer").

Recitals. Issuer is conducting an offering of securities pursuant to Regulation A, Tier 2 (the "Offering") and has engaged Andes as broker-dealer of record and Managing Broker-Dealer for the Offering pursuant to a Broker-Dealer Engagement Agreement dated April 5, 2026 (the "Engagement Agreement"). Andes has the authority under the Engagement Agreement to form a selling group of FINRA member broker-dealers to assist with the solicitation and sale of securities in the Offering. SGM desires to participate in the Offering as a member of the selling group on the terms set forth herein.

1.	Appointment; Scope of Engagement
1.1	Andes hereby appoints SGM, and SGM accepts such appointment, as a non-exclusive member of the selling group for the Offering. SGM is authorized to solicit indications of interest and subscriptions for the securities from prospective investors located in jurisdictions where SGM is qualified to do so and where the Offering has been qualified, registered, or is otherwise lawful.

1.2   SGM's engagement is on a best-efforts basis. SGM has no obligation to purchase or place any minimum amount of the securities and shall not be liable for any failure to sell securities in the Offering. Nothing herein shall be construed as creating an agency, partnership, joint venture, or employer-employee relationship between or among Andes, SGM, and Issuer; SGM is an independent contractor.

1.3	SGM's appointment is non-exclusive. Andes may appoint other broker-dealers to the selling group on such terms as Andes deems appropriate, and Andes and Issuer may engage in their own direct solicitation and sales efforts.
2.	Compensation

2.1  Reallowance. As sole compensation for its services hereunder, Andes shall pay SGM a reallowance equal to % of the gross proceeds raised from investors directly introduced to the Offering by SGM and traceable to SGM's introduction efforts (such investors, "SGM Investors"). The reallowance shall be paid solely out of the Investor Outreach (Placement) Fee payable to Andes by Issuer under Section 3.2 of the Engagement Agreement and shall not be paid directly by Issuer.

2.2  Shared Cap. SGM acknowledges that the Engagement Agreement subjects all reallowance payments to selling group members, in the aggregate together with amounts retained by Andes, to a shared cap of

$1,000,000 calculated on $20,000,000 of Outreach-Sourced Proceeds. If Andes determines that further reallowance would exceed the shared cap, Andes may, in its sole discretion, allocate the remaining capped reallowance pool among the participating selling group members on a pro rata basis (by gross proceeds introduced) or such other reasonable basis as Andes determines.

2.3 Timing of Payment. Reallowance payments shall be made by Andes to SGM within fifteen (15) business days following each closing of the Offering at which SGM Investors' subscriptions are accepted by Issuer, and only with respect to subscriptions that have been accepted and funded.

2.4 Tracking; Disputes. Andes shall maintain reasonable books and records of investor introductions and reallowance calculations. In the event of any dispute regarding whether a particular investor is an SGM Investor, the parties shall cooperate in good faith to resolve the matter, and Andes' determination, made in good faith and based on the supporting records, shall be final absent manifest error.

2.5  No Other Compensation. SGM shall not be entitled to any other fees, expense reimbursements, or compensation from Andes or Issuer in connection with the Offering except as expressly set forth in this Section 2.

3.	Regulatory Compliance

3.1 Registrations. SGM represents and warrants that it is, and at all times during the term hereof will be, (i) a broker-dealer duly registered with the SEC, (ii) a member in good standing of FINRA, (iii) a member of SIPC, and (iv) duly registered or qualified to conduct business in each jurisdiction in which it will offer or sell the securities. SGM shall promptly notify Andes if any such registration is suspended, revoked, terminated, or subject to material restrictions, or if any of its associated persons is subject to a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act of 1934.

3.2	Compliance with Law. SGM shall comply with all applicable federal and state securities laws, FINRA rules (including, without limitation, Rule 2040, Rule 2111 (Suitability), Rule 2210 (Communications with the Public), Rule 5110 (Corporate Financing), and Regulation Best Interest), Bank Secrecy Act and USA PATRIOT Act requirements, FinCEN regulations, and the written supervisory procedures of Andes applicable to the Offering as provided to SGM in writing.
3.3	AML/KYC. SGM shall perform its own customer identification, AML, KYC, and OFAC screening with respect to each SGM Investor, in accordance with the Bank Secrecy Act, the USA PATRIOT Act, FinCEN regulations, and SGM's written AML program. SGM shall promptly provide Andes with such documentation as Andes reasonably requests to evidence compliance with this Section 3.3.
3.4	Sales Literature. SGM shall not use, distribute, or publish any offering communication, sales literature, retail communication, or testing-the-waters material in connection with the Offering unless such material has been pre-approved in writing by Andes. SGM shall use only the Offering Circular and other materials provided or approved by Andes, and shall not make any oral or written representation that is inconsistent therewith.
3.5	Reg Bl. To the extent SGM makes any recommendation of the Offering to a retail customer (as defined in SEC Regulation Best Interest), SGM is solely responsible for satisfying its own Regulation Best Interest obligations, including delivery of a Form CRS and compliance with the care, disclosure, conflict of interest, and compliance obligations thereunder.

3.6  Handling of Investor Funds. If SGM at any time receives funds from any investor, SGM shall promptly transmit such funds in compliance with SEC Rule 15c2-4 and shall not commingle such funds with its own assets. SGM shall direct all investor funds to the escrow agent or payment account designated by Andes for the Offering.

3.7	Supervision. SGM is and shall remain solely responsible for the supervision, training, and compliance of its own associated persons in connection with their activities under this SGA. Nothing herein shall be construed to make Andes the employer of, or to impose any supervisory obligations on Andes with respect to, SGM's associated persons.
4.	Subscription Process

4.1  All subscriptions in the Offering are subject to acceptance or rejection by Issuer in its sole discretion. SGM acknowledges that neither Andes nor Issuer is obligated to accept any subscription submitted by or through SGM. Each investor shall be the customer of Issuer (and, to the extent of any recommendation made by SGM, of SGM), and shall not be deemed a customer of Andes.

4.2   SGM shall submit subscription documentation, investor information, and supporting AMUKYC documentation to Andes (or its designated platform) in the form and manner reasonably specified by Andes. SGM shall direct each prospective investor to review the most recent qualified Offering Circular before submitting any subscription.

5.	Representations and Warranties of SGM

SGM represents and warrants to Andes and Issuer that, as of the Effective Date and at each closing of the Offering at which SGM Investors' subscriptions are accepted: (a) SGM is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to enter into and perform this SGA; (b) the execution, delivery, and performance of this SGA have been duly authorized and do not violate SGM's organizational documents or any agreement, judgment, or law applicable to SGM; (c) neither SGM nor any of its covered persons is subject to any disqualifying event under Rule 262 of Regulation A or otherwise subject to statutory disqualification; (d) SGM holds, and will maintain throughout the term hereof, all registrations, licenses, and qualifications described in Section 3.1; and (e) SGM will conduct its activities under this SGA in compliance with all applicable laws and the obligations set forth herein.

6.	Indemnification
6.1	SGM Indemnity. SGM agrees to indemnify, defend, and hold harmless Andes and Issuer, and each of their respective principals, members, managers, officers, directors, employees, registered representatives, affiliates, and agents, from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable attorneys' and accountants' fees and the costs of investigating any related action or proceeding) arising out of or based upon (i) SGM's bad faith, gross negligence, willful misconduct, or fraud; (ii) any material misstatement or omission in any sales material, communication, or representation prepared, used, or made by SGM that was not approved in writing by Andes; (iii) SGM's breach of any representation, warranty, covenant, or obligation under this SGA; or (iv) any violation by SGM or its associated persons of applicable securities laws or FINRA rules.

6.2	Andes Indemnity. Andes agrees to indemnify, defend, and hold harmless SGM and its principals, members, managers, officers, directors, employees, registered representatives, affiliates, and agents from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable attorneys' and accountants' fees and the costs of investigating any related action or proceeding) arising out of or based upon Andes' bad faith, gross negligence, willful misconduct, fraud, or breach of this SGA.
6.3	Survival. The indemnification obligations set forth in this Section 6 shall survive the termination or expiration of this SGA.

7. Confidentiality. SGM shall treat all non-public information regarding Andes, Issuer, the Offering, and investors with the same standard of care that it applies to its own confidential information of like nature, and shall not disclose such information to any third party except to its officers, directors, employees, and advisors who have a need to know and are bound by confidentiality obligations no less protective than those set forth herein, or as required by law or regulation. The obligations of this Section 7 shall survive termination of this SGA for a period of two (2) years.

8.	Term and Termination

This SGA shall commence on the Effective Date and shall continue until the earlier of (i) the termination, expiration, or completion of the Offering, (ii) the termination of the Engagement Agreement, or (iii) termination by either Andes or SGM upon ten (10) business days' written notice to the other party, with or without cause; provided that Andes may terminate immediately upon written notice in the event of SGM's material breach of this SGA, loss of any registration described in Section 3.1, or any event that would render SGM's continued participation in the Offering unlawful or inconsistent with applicable regulatory requirements. Termination shall not affect SGM's right to receive reallowance with respect to SGM Investors whose subscriptions were accepted and funded prior to termination, subject to the shared cap and other limitations set forth herein.

9.	Third-Party Beneficiary; Issuer's Joinder

Issuer joins this SGA solely for purposes of (i) acknowledging SGM's appointment as a member of the selling group, (ii) confirming that Issuer retains sole discretion to accept or reject any subscription submitted by or through SGM under Section 4, (iii) the benefit of SGM's indemnification obligations under Section 6.1, and (iv) the dispute resolution and governing law provisions of Section 11. Except as so provided, Issuer is not a party to this SGA and shall have no other obligations hereunder.

10.	Relationship to Engagement Agreement

This SGA is entered into pursuant to, and is subject in all respects to, the Engagement Agreement. In the event of any conflict between the terms of this SGA and the Engagement Agreement, the Engagement Agreement shall control as among Andes and Issuer, and SGM's rights to reallowance shall in no event exceed amounts permitted under the Engagement Agreement, including the shared $1,000,000 cap referenced in Section 2.2. SGM is not a party to the Engagement Agreement and shall have no rights thereunder except as expressly provided in this SGA.

11.	Miscellaneous

11.1	Governing Law; Dispute Resolution. This SGA shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict-of-laws principles. Any dispute or controversy between the parties relating to or arising out of this SGA shall be settled by arbitration administered by FINRA's Office of Dispute Resolution under FINRA's applicable arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.
11.2	Jury Trial Waiver. Each party hereby waives all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort, or otherwise) relating to or arising out of this SGA.

11.3  Assignment. Neither party may assign this SGA without the prior written consent of the other party, except that either party may assign this SGA, without consent, to any person or entity that acquires all or substantially all of its business or assets, or to any subsidiary or affiliate under common control.

11.4	Entire Agreement; Amendment. This SGA sets forth the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating thereto. No amendment or modification of this SGA shall be effective unless in writing and signed by all parties.

11.5   Counterparts; Electronic Signatures. This SGA may be executed in counterparts, by facsimile or electronic means (including DocuSign or comparable e-signature platforms), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.6	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given

(i) when delivered personally, (ii) one (1) business day after deposit with a nationally recognized overnight courier, or (iii) when sent by email with confirmation of receipt, in each case to the addresses set forth on the signature page or to such other address as a party may designate by written notice.

IN WITNESS WHEREOF, the parties have executed this Selling Group Agreement as of the Effective Date.

ANDES CAPITAL GROUP, LLC

By: ___________________________

Name: Curtis Spears

Title: President & Chief Compliance Officer Date:

SELLING GROUP MEMBER:._ ,

By: _____________________________

Name: ___________________________

Title: ____________________________

Date: ____________________________

ISSUER (for purposes of Sections 4, 9, and 11): .,_ ,

By: _____________________________

Name: ___________________________

Title: ____________________________

Date: ____________________________